Exhibit 10.40

CONVERTIBLE SECURED PROMISSORY NOTE

$10,000,000	Signal Hill, California	October 13, 2017

FOR VALUE RECEIVED, the undersigned (“Maker”) hereby promises to pay jointly to NETWORK MEDICAL MANAGEMENT, INC., a California corporation (“NMM”), and ALLIED PHYSICIANS OF CALIFORNIA, A PROFESSIONAL MEDICAL CORPORATION, a California corporation (“APC,” which together with NMM and their respective successors and assigns who become holders of this Convertible Secured Promissory Note (this “Note”), are collectively referred to as “Holder”), or order, at such place as Holder may designate, the principal sum of Ten Million Dollars ($10,000,000), plus interest as set forth below. All payments of principal, interest and other costs and fees payable hereunder shall be allocated between NMM and APC as they shall determine in their sole and absolute discretion, and Maker shall comply with any payment instructions regarding such allocation.

Applicable Interest Rate:

The rate per annum which is one percent (1.0%) above the Prime Rate (the “Floating Rate”). The Floating Rate shall change from time to time as and when the Prime Rate changes.

Prime Rate:

The "Prime Rate" shall mean the prime rate of interest for commercial customers, as publicly or privately announced from time to time by Bank of America

Payments:

Installments of interest only shall be payable on a monthly basis commencing on November 1, 2017, and continuing on the first day of each calendar month thereafter until the date that is three (3) years following the date of this Note (the “Maturity Date”). The outstanding principal balance, all accrued interest thereon and any other costs and fees payable hereunder shall be immediately due and payable in full on the Maturity Date.

Each payment made hereunder shall be in the legal currency of the United States and shall be applied upon the then unpaid balance of the principal sum.

Prepayment:

This Note may be prepaid at any time and from time to time, in whole or in part, without notice or penalty, but only after the date that is one (1) year following the date of this Note, prior to which date this Note may not be prepaid at any time.

Default:

In the event Maker fails to pay when due any sum payable under this Note, if such failure is not cured by Maker within sixty (60) days after written notice of such default from Holder then, at any time during the continuance of such default after the sixtieth (60th) day, the entire outstanding principal balance, all accrued interest thereon and any other costs and fees payable hereunder shall, at the option of the Holder, become immediately due and payable.

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Maker agrees to pay any and all costs and expenses, including but not limited to reasonable attorneys’ fees, incurred by Holder in connection with the collection and enforcement of this Note.

Notices:

All notices, consents, requests, demands and other communications hereunder (collectively, “Notices”) shall be in writing and shall be deemed to have been duly given or delivered: (a) when delivered by hand (with written confirmation of receipt); (b) on the third (3rd) day following mailing by registered or certified mail, return receipt requested, with first class postage prepaid; or (c) on the next business day following deposit with a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other address as a party may designate by notice to the other parties).

If to Maker:	George M. Jayatilaka, M.D.
3462 Via Campesina
Rancho Palos Verdes, CA 90275

If to Holder:	Allied Physicians of California
Network Medical Management, Inc.
1668 S. Garfield Ave., 2nd Floor
Alhambra, CA 91801
Attn: Chief Executive Officer

No Waiver:

No waiver of any breach, default or failure of condition under the terms of this Note shall be implied from any failure of Holder to take, or any delay by Holder in taking, any action with respect to any such breach, default or failure of condition or from any previous waiver of any similar or unrelated breach, default or failure of condition. A waiver of any term of this Note must be made in writing and shall be limited to the express written terms of such wavier.

None of the provisions hereof and none of Holder’s rights or remedies hereunder on account of any past or future default, shall be deemed to have been waived by any indulgence granted by Holder to Maker. Without limiting the generality of the foregoing, the acceptance of any installment of principal or interest by Holder after the time when it becomes due, as herein specified or the acceptance of any partial payment of principal or interest, shall not be held to establish a custom, or to waive any rights of Holder to enforce prompt payment of any further installments or any other rights, nor shall any failure or delay to exercise any rights be held to waive the same.

This Note shall be construed in accordance with the laws of the State of California.

Stock Pledge Agreement:

This Note is secured by that certain Stock Pledge Agreement dated as of the date hereof by and between George M. Jayatilaka, M.D., as Pledgor, and NMM and APC, collectively as Pledgee (the “Stock Pledge Agreement”), a copy of which is attached hereto as Exhibit “A” and incorporated herein by this reference.

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Conversion

Notwithstanding anything to the contrary contained in this Note, and pursuant to that certain Agreement dated effective as of October 9, 2017 by and among Accountable Health Care IPA, A Professional Medical Corporation, a California professional medical corporation (“Accountable”), Signal Health Solutions, Inc., Maker, and APC and NMM (the “Definitive Agreement”), Holder shall have the right, but not the obligation, to convert the principal amount of this Note into shares of common stock of Accountable in accordance with the Definitive Agreement.

Nonrecourse:

Notwithstanding any provision in this Note to the contrary. Maker’s obligations under this Note and Stock Pledge Agreement is nonrecourse and, in the event the Holder hereof shall take action to collect the indebtedness (whether principal, interest or otherwise) evidenced by this Note and the Stock Pledge Agreement, the Holder hereof will look for satisfaction of such indebtedness and/or obligations under the Stock Pledge Agreement solely to the security granted in the Stock Pledge Agreement and no deficiency judgment shall be taken against Maker.

[Signature continued on next page]

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“Maker”:

/s/ George M. Jayatilaka
George M. Jayatilaka, M.D.,
Individually

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